UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                              APRIL 21, 2000

                      COMMISSION FILE NUMBER: 0-13368



                    FIRST MID-ILLINOIS BANCSHARES, INC.
            (Exact name of Registrant as specified in its charter)


                                 DELAWARE
        (State or other jurisdiction of incorporation or organization)

                                37-1103704
                     (I.R.S. employer identification No.)


       1515 CHARLESTON AVENUE / PO BOX 499, MATTOON, ILLINOIS  61938
             (Address and Zip Code of Principal Executive Offices)


                              (217) 234-7454
             (Registrant's telephone number, including area code)

ITEM 5: OTHER EVENTS


      On April 21, 2000, First Mid-Illinois Bancshares, Inc. issued its Quarterly Report to Owners for the first quarter of 2000. The Quarterly Report to Owners is attached hereto as Exhibit 99.1 and is incorporated by reference.

      On April 21, 2000, First Mid-Illinois Bancshares, Inc. issued a press release pertaining to its first quarter 2000 results. The text of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            FIRST MID-ILLINOIS BANCSHARES, INC.



                                                    By:  /S/ WILLIAM S. ROWLAND

                                                             William S. Rowland
                                          President and Chief Executive Officer


Date:   APRIL 21, 2000

                                 EXHIBIT INDEX


Exhibit 99.1 Quarterly Report to Owners for the first quarter of 2000 issued by First Mid-Illinois Bancshares, Inc. dated April 21, 2000


Exhibit 99.2 Press release for the first quarter of 2000 issued by First Mid-Illinois Bancshares, Inc. dated April 21, 2000

                                                                   EXHIBIT 99.1

                                                                 April 19, 2000

Quarterly Report to the Owners,
First Mid-Illinois Bancshares, Inc.

      First Mid-Illinois Bancshares had a successful first quarter with net income increasing to $1,430,000 as compared to $1,356,000 in the first quarter of 1999. Diluted earnings per share increased to $.63 as compared to $.60 in the first quarter of 1999 and $.57 in the fourth quarter of 1999. Cash earnings per share (computed before charges for amortization of goodwill and other intangibles) increased to $.73 per share in the first quarter of 2000 as compared to $.66 in the first quarter of 1999 and $.64 in the fourth quarter of 1999. Earnings were driven largely by loan growth with total loans amounting to $397,542,000 on March 31, 2000 as compared to $388,319,000 at December 31,
1999.

      Trust, brokerage and deposit-based service charge revenues all increased from 1999 levels. Mortgage banking revenue declined significantly however - $62,000 in 2000 as compared with $329,000 in 1999. Last year's mortgage banking revenue was driven in large part by customer refinancings - a trend that began in early 1998. With the increase in mortgage interest rates which began in mid 1999, these refinancings dropped significantly. We continue to experience strong residential loan demand in 2000, but it is generally for the purchase of new or existing homes rather than for refinancings of the owners' current homes.

      Expenses in the first quarter of 2000 are approximately $500,000 higher than in the first quarter of last year, largely as a result of expansion of our branch network. In May 1999, we acquired branches in Monticello, Taylorville and De Land from Bank One and our Decatur de novo branch opened for business on April 17, 2000. We look forward to the opportunities these communities provide. Decatur is an especially good market where a number of mergers and acquisitions have recently taken place. We believe this presents us with an opportunity to grow and increase our overall regional presence. I think it is especially noteworthy that the Decatur branch opened 135 years to the day from when our original banking charter was granted on April 17, 1865. This is a reflection of our long-term support of the region's economic interests and of our long-standing commitment to customer service.

      We emphasized our stock-buy-back program during 2000 and have acquired 23,647 shares for the treasury to date this year. This program provides liquidity for our shareholders and is an excellent way for us to effectively deploy and leverage our capital resources. In March, the Board of Directors authorized the repurchase of an additional 5% of our outstanding shares and any shareholder who wishes to sell their shares to the Company should contact Ms. Christie L. Burich at 217-258-0493.

      Our 2000 annual meeting of shareholders will be held at 4:00 PM on May 17, 2000 in the main lobby of First Mid-Illinois Bank & Trust, N.A., 1515 Charleston Avenue, Mattoon, Illinois. All shareholders are invited to attend. On behalf of the Board, management and entire staff of the Company, I thank you for your continued support and look forward to meeting as many of you as possible at the annual meeting.


                              William S. Rowland
                              Chairman and Chief Executive Officer

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)                                March 31,               December 31,
                                                                 2000                       1999
ASSETS
Cash and due from banks                                           $ 16,125                   $ 21,132
Federal funds sold                                                     516                        710
Investment securities:
  Available-for-sale, at fair value                                148,366                    150,157
  Held-to-maturity, at amortized cost (estimated fair
    value of $3,083  and $ 2,077 at March 31,2000
    and December 31, 1999 respectively)                              3,132                      2,132
Loans                                                              397,542                    388,319
Less allowance for loan losses                                      (3,069)                    (2,939)
  Net loans                                                        394,473                    385,380
Premises and equipment, net                                         16,049                     16,153
Intangible assets, net                                              13,038                     13,340
Other assets                                                        10,866                     12,099
  TOTAL ASSETS                                                    $602,565                   $601,103
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                            $ 63,609                   $ 60,555
  Interest bearing                                                 420,153                    424,456
    Total deposits                                                 483,762                    485,011
Other borrowings                                                    57,183                     54,983
Long-term debt                                                       4,325                      4,325
Other liabilities                                                    4,702                      5,266
  TOTAL LIABILITIES                                                549,972                    549,585
Stockholders' Equity
Common stock ($4 par value; authorized
  6,000,000 shares; issued 2,312,901
  shares in 2000 and 2,302,022 shares in 1999)                       9,252                      9,208
Additional paid-in-capital                                          11,940                     11,608
Retained earnings                                                   36,264                     34,835
Deferred compensation                                                1,179                      1,123
Accumulated other comprehensive income                              (3,317)                    (3,265)
Less:  Treasury stock at cost, 45,858 shares in 2000                (2,725)                    (1,991)
  TOTAL STOCKHOLDERS' EQUITY                                        52,593                     51,518
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $602,565                   $601,103


CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the quarters ended March 31,                                 2000                       1999
(In thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans                                        $ 8,165                    $ 6,869
Interest on investment securities                                   2,288                      2,054
Interest on excess funds sold                                          38                         57
    Total interest income                                          10,491                      8,980
INTEREST EXPENSE:
Interest on deposits                                                4,233                      3,700
Interest on other borrowings                                          684                        461
Interest on long-term debt                                             75                         70
    Total interest expense                                          4,992                      4,231
NET INTEREST INCOME                                                 5,499                      4,749
Provision for loan losses                                             150                        150
Net interest income after provision for loan losses                 5,349                      4,599
OTHER INCOME:
Trust revenues                                                        513                        481
Brokerage revenues                                                    137                        120
Service charges                                                       592                        500
Mortgage banking income                                                62                        329
Other                                                                 306                        338
  Total other income                                                1,610                      1,768
OTHER EXPENSE:
Salaries and employee benefits                                      2,510                      2,253
Net occupancy and equipment expense                                   878                        769
Federal deposit insurance premiums                                     26                         26
Amortization of intangible assets                                     302                        191
Other                                                               1,180                      1,129
  Total other expense                                               4,896                      4,368
Income before income taxes                                          2,063                      1,999
Income taxes                                                          633                        643
NET INCOME                                                        $ 1,430                   $  1,356

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)
For the quarters ended March 31,                         2000            1999
Balance at beginning of period                        $ 51,518        $ 50,480
Net income                                               1,430           1,356
Dividends on preferred stock                               --             ( 71)
Issuance of common stock                                   374             397
Purchase of treasury stock                                (677)           ( 80)
Change in accumulated other comprehensive income          ( 52)           (559)
Balance at end of period                              $ 52,593        $ 51,523


PER SHARE INFORMATION
                                                  March 31,          March 31,
                                                    2000               1999
Cash earnings per common share                   $     .73          $    .66
Diluted earnings per common share                $     .63          $    .60
Book value per common share                      $   23.20          $  24.03



                      FIRST MID-ILLINOIS BANCSHARES, INC.
                            1515 Charleston Avenue
                            Mattoon, Illinois 61938
                                (217) 234-7454


                               www.firstmid.com

                                                                   EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

      First Mid-Illinois Bancshares, Inc. announced that its net income for the first quarter of 2000 amounted to $1,430,000, a 5.5% improvement from 1999's first quarter net income of $1,356,000. Diluted earnings per share increased to $.63 compared to $.60 in the first quarter of 1999 and $.57 in the fourth quarter of 1999. Cash earnings per share (computed before charges for amortization of goodwill and other intangible assets) increased to $.73 in the first quarter of 2000 as compared to $.66 in the first quarter of 1999 and $.64 in 1999's fourth quarter. Total assets of the Company amounted to $602 million at March 31, 2000 with another $330 million of customer assets under management in the Trust Department of First Mid-Illinois Bank & Trust.

      William S. Rowland, Chairman and Chief Executive Officer said, "I am pleased with our performance to date in 2000. We have experienced significant loan growth during the past year and this is having a positive impact on our financial performance. At March 31, 2000, our loans totaled $397 million, a 20% increase from March 31, 1999. We see this as both a reflection of the economic vitality of central Illinois, as well as of our ability to serve the region and share in its growth."

      Rowland added, "On April 17, 2000, our Decatur banking center officially opened for business at 111 E. Main. We have a great opportunity for growth in Decatur and it is a natural extension of our central Illinois community banking franchise. It is especially noteworthy that this location opened exactly 135 years to the day from when our original banking charter was granted on April 17, 1865. This is a reflection of our long-term support of the region's economic interests and of our long-standing commitment to customer service."

      First Mid-Illinois Bancshares, Inc. is a central Illinois based financial services organization and is the parent company for First Mid-Illinois Bank & Trust, N.A., First Mid-Illinois Insurance Services, Inc. and Mid-Illinois Data Services, Inc. The company operates 19 banking centers in 13 communities, including: Mattoon, Charleston, Decatur, Effingham, Neoga, Sullivan, Altamont, Arcola, Tuscola, Taylorville, Monticello, De Land and Urbana.